EXHIBIT 5


                                       September 29, 1997


Board of Directors
The Bank of Kentucky Financial Corporation
1065 Burlington Pike
Florence, KY  41042


Ladies and Gentlemen:

      We have acted as counsel for The Bank of Kentucky Financial Corporation, a Kentucky corporation (the "Company"), in connection with the proposed issuance and sale of the common shares of the Company, $5.00 par value per share (the "Common Shares"), upon the exercise of options granted to purchase such Common Shares pursuant to The Bank of Kentucky Financial Corporation 1997 Stock Option and Incentive Plan as described in the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on or about October 2, 1997 (the "Registration Statement"), for the purpose of registering 360,000 Common Shares reserved for issuance under the Plan pursuant to the provisions of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

      In connection with this opinion, we have examined an original or copy of, and have relied upon the accuracy of, without independent verification or investigation, (a) the Registration Statement; (b) the Company's Articles of Incorporation, as amended through the date hereof as certified by the President of the Company; (c) the By-Laws of the Company amended through the date hereof as certified by the President of the Company; (d) the Report of the Tellers' Committee for the meeting of the shareholders of The Bank of Kentucky Financial Corporation held on April 18, 1997; (e) the minutes of the meeting of the Board of Directors of the Company dated August 22, 1997 and (f) such other representations of the Company and its officers as we have deemed relevant.

      In our examinations, we have assumed the genuineness of all signatures, the conformity to original documents of all documents submitted to us as copies and the authenticity of such originals of such latter documents. We have also assumed the due preparation of share certificates and compliance with applicable federal and state securities laws.

      Based solely upon and subject to the foregoing and the further qualifications and limitations set forth below, as of the date hereof, we are of the opinion that after the Common Shares shall have been issued by the Company upon the exercise of the options and payment therefor in full in the manner provided in the Plans and in the Registration Statements (when they become effective), such Common Shares issued upon the exercise of such options will be validly issued, fully paid and non-assessable.

      This opinion is limited to the federal laws of the United States and to the laws of the Commonwealth of Kentucky having effect as of the date hereof. This opinion is furnished by us solely for the benefit of the Company in connection with the offering of the Common Shares and the filing of the Registration Statements and any amendments thereto. This opinion may not be relied upon by any other person or assigned, quoted or otherwise used without our specific written consent.

      We consent to the filing of this opinion as an exhibit to the aforementioned Registration Statements and to the reference to us in the Registration Statements.

                                       Very truly yours,


                                       ZIEGLER & SCHNEIDER, P.S.C.